PAR Technology Corporation
PAR Technology Park
8383 Seneca Turnpike
New Hartford, New York 13413
(315) 738-0600

November 2, 2018

VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Attn: Matthew Crispino, Staff Attorney and Jan Woo, Legal Branch Chief

Re:	PAR Technology Corporation
Registration Statement on Form S-3
Filed October 26, 2018
File No. 333-228026

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, PAR Technology Corporation, a Delaware corporation (the “Company”), hereby respectfully requests that the effective time of the above referenced Registration Statement on Form S-3 filed by the Company (the “Registration Statement”) be accelerated to 4:00 p.m., Eastern Time, on, November 6, 2018 or as soon thereafter as practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Andrew L. Fabens of Gibson, Dunn & Crutcher LLP, counsel to the Company, at (212) 351-4034.

[Signature page follows]

Very truly yours,

PAR Technology Corporation

/s/ Donald H. Foley
Donald H. Foley
Chief Executive Officer and President
(Principal Executive Officer)

cc:          Andrew L. Fabens, Gibson, Dunn & Crutcher LLP